As filed with the U.S. Securities and Exchange Commission on July 18, 2023

Registration No. 333-271185

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 5

TO

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHEETAH NET SUPPLY CHAIN SERVICE INC.

(Exact name of registrant as specified in its charter)

North Carolina	5010	81-3509120
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6201 Fairview Road, Suite 225

Charlotte, North Carolina, 28210

(704) 972-0209

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Huan Liu

Chief Executive Officer

Cheetah Net Supply Chain Service Inc.

6201 Fairview Road, Suite 225

Charlotte, North Carolina, 28210

(704) 972-0209

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Ying Li, Esq. Guillaume de Sampigny, Esq. Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 212-530-2206	Mitchell S. Nussbaum, Esq. Angela Dowd, Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 212-407-4000

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer	☐
Non-accelerated filer ☒	Smaller reporting company	☒
	Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

Cheetah Net Supply Chain Service Inc. is filing this Amendment No. 5 (this “Amendment No. 5”) to the Registration Statement on Form S-1 (Registration No. 333-271185), originally filed on April 7, 2023 (the “Registration Statement”), as an exhibit-only filing solely to file (i) an updated consent of Marcum Asia CPAs LLP as Exhibit 23.1 and (ii) an updated consent of Friedman LLP as Exhibit 23.2. Accordingly, this Amendment No. 5 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement, and the exhibits being filed with this Amendment No. 5. The prospectus is unchanged and has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by us in connection with the sale of the shares of Class A common stock being registered. All amounts shown are estimates except the SEC registration fee.

SEC Registration Fee	$1,010
Nasdaq Capital Market Listing Fee	$75,000
FINRA Filing Fee	$1,875
Legal Fees and Other Expenses	$480,000
Accounting Fees and Expenses	$150,000
Printing Expenses	$40,000
Underwriter Out-of-Pocket Accountable Expenses	$150,000
Investor Relation Fee	$25,000
Total Expenses	$922,885

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Sections 55-8-50 through 55-8-58 of the North Carolina General Statutes permit a corporation to indemnify its directors, officers, employees, or agents (not our real estate agents, but those acting as “agents” of the corporation as defined in the North Carolina General Statutes) under either or both a statutory or non-statutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee, or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending, or completed legal action, suit, or proceeding, whether civil, criminal, administrative, or investigative, because of the fact that such person was a director, officer, employee, or agent of the corporation, or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), and reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, employee, or agent (i) conducted himself or herself in good faith, (ii) reasonably believed (a) that any action taken in his or her official capacity with the corporation was in the best interest of the corporation or (b) that in all other cases his or her conduct at least was not opposed to the corporation’s best interest, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel or the stockholders in accordance with Section 55-8-55. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

In addition to, and separate and apart from the indemnification described above under the statutory scheme, Section 55-8-57 of the North Carolina General Statutes permits a corporation to indemnify or agree to indemnify any of its directors, officers, employees, or agents against liability and expenses (including attorney’s fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. The bylaws of the Company provide for indemnification to the fullest extent permitted by law for persons who serve as a director, officer, employee, or agent of the Company or at the request of the Company serve as a director, officer, employee or agent for any other corporation, partnership, joint venture, trust, or other enterprise, or as a trustee or administrator under an employee benefit plan. Accordingly, the Company may indemnify its directors, officers, employees, or agents in accordance with either the statutory or non-statutory standards.

Sections 55-8-52 and 55-8-56 of the North Carolina General Statutes require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director, officer, employee, or agent who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director, officer, employee, or agent was a party. Unless prohibited by the articles of incorporation, a director, officer, employee, or agent also may make application and obtain court-ordered indemnification if the court determines that such director, officer, employee or agent is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56.

Finally, Section 55-8-57 of the North Carolina General Statutes provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the North Carolina Business Corporation Act to indemnify such party. The Company intends to purchase a directors’ and officers’ liability policy which will, subject to certain limitations, indemnify the Company and its officers and directors for damages they become legally obligated to pay as a result of any negligent act, error, or omission committed by directors or officers while acting in their capacity as such.

As permitted by North Carolina law, Article V of the Restated Articles of Incorporation of the Company limits the personal liability of directors for monetary damages for breaches of duty as a director arising out of any legal action whether by or in the right of the Company or otherwise, provided that such limitation will not apply to (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of the Company, (ii) any liability under Section 55-8-33 of the General Statutes of North Carolina, or (iii) any transaction from which the director derived an improper personal benefit (which does not include a director’s reasonable compensation or other reasonable incidental benefit for or on account of his or her service as a director, officer, employee, independent contractor, attorney, or consultant of the Company).

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities which were not registered under the Securities Act. We believe that each of the following issuance was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration
Class A Common Stock
RAPID PROCEED LIMITED	July 12, 2022	1,000,000	$1,800,000
Yan Bai	July 12, 2022	666,000	$1,198,800

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

EXHIBIT INDEX

Description
1.1**	Form of Underwriting Agreement

3.1**	Second Amended and Restated Articles of Incorporation

3.2**	Bylaws

4.1**	Specimen Stock Certificate

4.2**	Form of the Representative’s Warrants (included in Exhibit 1.1)

5.1**	Opinion of Maynard Nexsen, PC regarding the validity of the Shares of Class A Common Stock being registered

5.2**	Opinion of Hunter Taubman Fischer & Li LLC regarding the enforceability of the Representative’s Warrants

10.1**	Employment Agreement effective as of March 1, 2022 by and between Huan Liu and the Registrant

10.2**	Employment Agreement effective as of October 26, 2022 by and between Robert Cook and the Registrant

10.3**	Employment Agreement effective as of March 1, 2022 by and between Walter Folker and the Registrant

10.4**	Indemnification Agreement dated October 14, 2022 by and between Huan Liu and the Registrant

10.5**	Indemnification Agreement dated October 26, 2022 by and between Robert Cook and the Registrant

10.6**	Indemnification Agreement dated October 14, 2022 by and between Walter Folker and the Registrant

10.7**	Indemnification Agreement dated October 14, 2022 by and between Xianggeng Huang and the Registrant

10.8**	Indemnification Agreement dated October 14, 2022 by and between Adam Eilenberg and the Registrant

10.9**	Indemnification Agreement dated October 14, 2022 by and between Vladimir Gavrilovic and the Registrant

10.10**	Indemnification Agreement dated October 14, 2022 by and between Catherine Chen and the Registrant

10.11**	Director Offer Letter, between Xianggeng Huang and the Registrant, dated August 31, 2022

10.12**	Director Offer Letter, between Adam Eilenberg and the Registrant, dated September 14, 2022

10.13**	Director Offer Letter, between Vladimir Gavrilovic and the Registrant, dated October 3, 2022

10.14**	Director Offer Letter, between Catherine Chen and the Registrant, dated August 29, 2022

10.15**	Form of Independent Contractor Agreement between a purchasing agent and the Registrant

10.16**	Subscription Agreement dated June 27, 2022 by and between the Registrant and the Investors

10.17**	Revolving Line of Credit Agreement dated October 5, 2022, by and between the Registrant and Asia Finance Investment Limited

10.18**	Revolving Line of Credit Agreement dated October 5, 2022, by and between the Registrant and Hong Kong Sanyou Petroleum Co Limited

10.19**	Form of Sales Contract by and between a PRC customer and the Registrant

10.20**	Form of Sales Agreement by and between a U.S. customer and the Registrant

14.1**	Code of Business Conduct and Ethics of the Registrant

16.1**	Letter of Friedman LLP to the U.S. Securities and Exchange Commission

21.1**	Subsidiaries

23.1*	Consent of Marcum Asia CPAs LLP

23.2*	Consent of Friedman LLP

23.3**	Consent of Maynard Nexsen, PC (included in Exhibit 5.1)

23.4**	Consent of Hunter Taubman Fischer & Li LLC (included in Exhibit 5.2)

24.1**	Power of Attorney

99.1**	Form of Audit Committee Charter

99.2**	Form of Compensation Committee Charter

99.3**	Form of Nominating and Corporate Governance Committee Charter

99.4**	Consent of Adam Eilenberg

99.5**	Consent of Vladimir Gavrilovic

99.6**	Consent of Catherine Chen

99.7**	Consent of Xianggeng Huang

107**	Filing Fee Table

 * Filed herewith

** Previously filed

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on July 18, 2023.

Cheetah Net Supply Chain Service Inc.

By:	/s/ Huan Liu
Huan Liu
Chief Executive Officer, Director, and Chairman of the Board of Directors
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Huan Liu	Chief Executive Officer, Director, and Chairman of the Board of Directors	July 18, 2023
Name: Huan Liu	(Principal Executive Officer)

/s/ Robert Cook	Chief Financial Officer	July 18, 2023
Name: Robert Cook	(Principal Accounting and Financial Officer)